Exhibit 99.1

Lantis Laser Signs Definitive Merger Agreement With TAG Minerals Inc.

Diversifying its Business Operations to Expand the Opportunities
for the Company's Success

DENVILLE, N.J., April 26, 2011 (GLOBE NEWSWIRE) — Lantis Laser Inc. (OTCQB:LLSR), announced today it has signed the final definitive Agreement to merge with TAG Minerals Inc. ("TAG"). In the view of the management of both companies, Lantis' merger with TAG puts the company in the potential position to execute its business model on all fronts. TAG's management believes that with the price of gold breaking through the $1500 an ounce barrier, the timing is good for TAG to gear up and transition to full-scale mining operations in Zimbabwe. TAG has become Lantis' second wholly-owned subsidiary, with Lantis' first wholly-owned subsidiary, Lantis Laser, Inc., a New Jersey corporation, continuing to house its innovative dental technology programs.

Stan Baron, President of Lantis, said, "The merger with TAG Minerals is a bold move that opens up many exciting possibilities and opportunities, which we believe will begin to serve Lantis and its shareholders in a positive way, going forward."

TAG intends to commence mineral production within the next 3 months, the first mineral being gold. Tapiwa Gurupira, local partner in Zimbabwe, and a director and principal of TAG added, "TAG has been exploring and bulk sampling miles of riverbed soils rich with gold bearing sands for over one year now. We are ready to begin the process of pegging and staking out the most promising areas that were explored and identified as having economically viable deposits, utilizing state of the art HPC-10 gold recovery and mineral separation machinery."

The final closing of the Agreement is expected to take place within 30 days.

About Lantis Laser, Inc.

Under license, it is developing synergistic, high resolution, light-based imaging modalities for dentistry, that can detect decay and microstructural defects at an early stage and, unlike x-ray, do not emit potentially harmful radiation. Lantis' products are in development and cannot be sold until FDA clearance for marketing is obtained.

About TAG Minerals Inc.

TAG Minerals is a U.S. based (incorporated in Wyoming) mineral resource acquisition, exploration and development company, with operations conducted through its operating associated company, TAG Minerals Zimbabwe (Private) Limited. The company's business is managed by its directors and officers who have mineral extraction and commercial experience. TAG's strategy is to identify, acquire and exploit mineral properties that have potential. TAG Minerals is augmented by independent financial, geological, and mining professionals who advise the company on its mining and exploration projects throughout Zimbabwe, Africa.

To find out more about the mining equipment utilized by TAG, visit www.extrac-tec.com

Safe Harbor.

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the company's future expectations, including future revenues and earnings, technology efficacy and all other forward-looking statements be subject to the safe harbors created thereby. The company is a development stage company who continues to be dependent upon outside capital to sustain its existence. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

CONTACT:  Corporate Inquiries:

Stan Baron, President
Lantis Laser, Inc. (NJ)
telephone: 203.300.7622
sbaron@lantislaser.com

Al Pietrangelo, President & CEO
TAG Minerals Inc.
telephone: 732.252.5146
alpietrangelo@gmail.com

For more news on OCT in Dentistry visit:

www.octnews.org